Exhibit 99.1

EPR PROPERTIES ANNOUNCES NEW BOARD MEMBERS
AND ROLE CHANGES ON THE BOARD

Kansas City, MO, February 18, 2022 – EPR Properties (NYSE: EPR) today announced that Lisa G. Trimberger and Caixia Ziegler have been elected to its Board of Trustees.

Ms. Trimberger is a retired audit partner of Deloitte & Touche LLP, having spent 31 years with the firm, and is currently a principal and owner of a private investment company, Mack Capital Investments LLC. She serves on the boards of Corporate Office Properties Trust, a real estate investment trust that owns, manages, leases, develops and acquires office and data center properties, and Luxfer Holdings PLC, a global industrial company innovating niche applications in materials engineering.

Ms. Ziegler is the Managing Director of Real Assets and Sustainable Investments at The John D. and Catherine T. MacArthur Foundation, which supports creative people, effective institutions, and influential networks building a more just, verdant, and peaceful world. Prior to joining the MacArthur Foundation, she was Head of Real Estate at the Ford Foundation and held investment management positions at the National Railroad Retirement Investment Trust.

“Lisa brings deep accounting expertise to our board and public company board experience with a strong focus on real estate,” said Robert Druten, the Company’s board chair. “Caixia adds a valued facet to our board, with her deep understanding of the perspective of real estate investors. We are excited to add these two outstanding individuals and will benefit from their diverse set of experiences and perspectives as we continue building the leading diversified experiential REIT.”

The Company also announced today that the board intends to elect Gregory K. Silvers, the Company’s President and CEO, to the role of board chair and Virginia Shanks as lead independent trustee immediately after the Company’s annual meeting of shareholders on May 28, 2022. In this role, Mr. Silvers will lead the work to set the agenda for the board, lead the board in oversight of the Company’s strategic planning and opportunities and identify key risks and mitigation approaches for the board’s review. As lead independent trustee, Ms. Shanks will retain significant authority, including providing input on behalf of the independent trustees on board agendas, calling meetings of the independent trustees, setting agendas for executive sessions and leading performance evaluations of the CEO.

“Ginny Shanks is a strong, independent voice on our board with in-depth knowledge of the experiential consumer-focused businesses we seek as partners,” said Mr. Druten. “The board is confident she will be an outstanding lead director and trusted adviser to Greg and the rest of the board.”

The election of Ms. Trimberger and Ms. Ziegler, and the role changes on the board are in anticipation of the Company’s board chair, Robert Druten, and Barry Brady’s retirement from the board at this year’s annual meeting of shareholders in conformance with the Company’s board policy that establishes an age limit for board members.

The Company is grateful for the years of dedicated service provided by Bob and Barry,” said Mr. Silvers. “As board chair Bob’s leadership has been instrumental in guiding the Company through economic cycles with a deliberate and long-term focus. Barry’s extensive knowledge in commercial real estate and his previous leadership positions have made him a highly valued advisor as we have grown over the years. No one has contributed more to our success than these two leaders.”

About EPR Properties
EPR Properties is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out-of-home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have nearly $6.5 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

EPR Properties
Brian Moriarty
Vice President, Corporate Communications
brianm@eprkc.com | 816-472-1700